Exhibit 99.1

Press Release
For Immediate Release

Guaranty Bancshares, Inc. Adds
Molly Curl to Board of Directors

MOUNT PLEASANT, Texas, August 9, 2017 / GlobeNewswire/ -- Guaranty Bancshares, Inc., (NASDAQ: GNTY) (“Company”), the parent company of Guaranty Bank & Trust, N.A., today announced the appointment of Molly Curl to the Board of Directors of the Company. Ms. Curl will also serve on the Company’s Audit Committee.

Ms. Curl brings a wealth of banking experience to the Board. She has worked for more than 40 years in the areas of organization, compliance, loan review, loan servicing, policy development, budgeting, and capital strategic planning. Most recently she has served as a Financial Services Advisory Partner with Grant Thornton LLP, a preeminent independent audit, tax, and advisory firm.

Ms. Curl began her career as a national bank examiner with the Office of the Comptroller of the Currency for nine years. In 1985, she joined Grant Thornton for a nearly 10-year stint before leaving for a position in senior management with a $10-billion financial institution where, for 16 years, she oversaw regulatory relations, loan review, compliance and internal audit. Ms. Curl returned to Grant Thornton in 2010 as partner in the Bank Advisory and Regulatory Consulting group bringing with her a wealth of expertise in banking regulatory and compliance issues. In July 2017, she officially retired as a partner of Grant Thornton.

Ty Abston, Chairman of the Board and Chief Executive Officer stated “We are very pleased to have Molly join our board and know she will bring valuable skills and insight to our Company. Having known Molly for over 20 years we are excited to have her join our team.”

In 2016, Ms. Curl was appointed by Governor Greg Abbott to serve on the Finance Commission of Texas for a six year term. The Finance Commission oversees the Texas Department of Banking, the Department of Savings and Mortgage Lending, and the Office of the Consumer Credit Commissioner. It is the primary point of accountability for ensuring that state depository and lending institutions function as a system.

Ms. Curl commented “I look forward to working alongside the management team, the Board of Directors and the Audit Committee of such a dynamic company whose culture of being passionate about their job and caring about the customer aligns with mine.”

Ms. Curl is a graduate of John Carroll University with a B.S.B.A. degree in Finance and is a Texas licensed Certified Public Accountant. She and her husband, Ralph, live in Dallas.

About Guaranty Bancshares
Guaranty is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management products and services that are tailored to meet the needs of small and medium-sized businesses, professionals, and individuals. Guaranty Bank & Trust has 26 banking locations across 18 Texas communities located within the East Texas, Dallas/Fort Worth metroplex and Bryan/College Station markets of Texas. As of June 30, 2017, Guaranty had total assets of $1.9 billion, total loans of $1.3 billion and total deposits of $1.6 billion. Visit www.gnty.com for more information.
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Contact Information:
Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881
Investors@gnty.com